Exhibit 99.2

COLUMBIA BANKING SYSTEM, INC.

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (“Agreement”) is entered into by and between Columbia Banking System, Inc. (“Bank”) and                                      (“Grantee”).

1.	Basis Terms of Award

Number of Shares of Common Stock Subject to the Option:

Exercise Price (per share):

Date of Grant:

Date of Termination:

The Option is a:	☐ Nonqualified Stock Option; or

☐ Incentive Stock Option

2.	Bank hereby grants to Grantee an option (“Option”) to purchase, at the Exercise Price, the number shares of Common Stock subject to the Option, as the Option Vests (in accordance with the vesting schedule set forth in paragraph 4) with respect to such shares.

3.	The Option is granted under the Amended and Restated Stock Option and Equity Compensation plan of Columbia Banking System, Inc. (the “Plan”), a copy of which has been provided to Grantee. The terms and conditions of the Plan are hereby incorporated into this Agreement by this reference. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the former shall govern. Capitalized terms used in this Agreement that are not defined herein shall have the meaning given to such terms in the Plan.

4.	Vesting Schedule

Except as otherwise provided in the Plan, the Option shall Vest with respect to the shares of Common Stock subject to the Option in accordance with the vesting schedule set forth below.

If Grantee maintains Continuous Status as an Employee on the following anniversary date after the Date of Grant	Then the Option shall Vest with respect to the following percent of the number of shares of Common Stock subject to the Option *
1st	25%
2nd	25%
3rd	25%
4th	25%

*	Rounded up in each case to the nearest whole number. But in no event shall Grantee have the right to acquire hereunder, over the entire vesting period, more than the total number of shares of Common Stock subject to the Option, as described in paragraph 1.

5.	The Option shall terminate on the Date of Termination, unless sooner terminated by reason of death, Disability or other termination of status as an employee as provided in the Plan. Following such termination, Grantee and Bank shall have no further rights or obligations with respect to the Option.

6.	This Option must be exercised by delivery to Bank of a written notice of exercise signed by Grantee specifying the number of shares with respect to which this Option is being exercised and the per-share Exercise Price, accompanied by payment in full of the amount of the Exercise Price for the number of shares being purchased.

7.	The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution.

8.	Shares of Common Stock shall not be issued with respect to the Option, unless the exercise of such Option and the issuance and delivery of shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, all securities laws, rules and regulations, and the requirements of any stock exchange upon which the Common Stock may then be listed. Issuance of shares of Common Stock is further subject to the approval of counsel for Bank with respect to such compliance.

9.

Bank, in its sole discretion, may take any actions reasonably believed by it to be required to comply with any local, state, or federal tax laws relating to the reporting or withholding of taxes attributable to the grant or exercise of the Option or the disposition of shares of Common Stock issued upon exercise of the Option, including, but not limited to, (i) withholding from any person exercising an Option a number of shares of Common Stock having a Fair Market Value as of the date of such withholding equal to the amount required to be withheld by Bank under applicable tax laws, (ii) withholding, or causing to be withheld, from any form of compensation or other amount due Grantee or holder of shares of Common Stock issued upon exercise of an Option any amount required to be withheld under applicable tax laws, or (iii) requiring any person exercising the Option to make arrangements satisfactory to Bank (including, without limitation, paying amounts) to satisfy any tax obligations, as a condition to recognizing any rights of such person under the Option.

10.	Grantee agrees that shares of Restricted Stock subject to this Award may be forfeited as described herein and that the certificate(s) representing such shares will bear a legend in substantially the following form:

“The securities represented by this certificate are subject to certain transfer and forfeiture restrictions and may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, except as provided in a restricted nonvoting common stock agreement between the issuer and the original recipient of these shares and a restricted nonvoting common stock plan of the issuer. A copy of the agreement and plan may be obtained at the principal office of the issuer. Such transfer and forfeiture restrictions are binding on transferees of these shares.”

11.	Miscellaneous.

a.	Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by the other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

b.	All pronouns shall be deemed to include the masculine, feminine, neuter, singular or plural forms thereof, as the context may require. All references to “paragraph” shall be deemed to refer to paragraphs of this Agreement, unless otherwise specifically stated.

c.	All notices and other writings of any kind that a party to this Agreement may or is required to give hereunder to any other party hereto shall be in writing and may be delivered by personal service or overnight courier, facsimile, or registered or certified mail, return receipt requested, deposited in the United States mail with postage thereon fully prepaid, addressed (i) if to Bank, to its home office, marked to the attention of the corporate secretary of Bank; or (ii) if to Grantee, to his address set forth on the signature page hereof. Any notice or other writings so delivered shall be deemed given (i) if by mail, on the second (2nd) business day after mailing, and (ii) if by other means, on the date of actual receipt by the party to whom it is addressed. Any party hereto may from time to time by notice in writing served upon the other as provided herein, designate a different mailing address or a different person to which such notices or demands are thereafter to be addressed or delivered.

d.	Attorneys’ Fees. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party all costs, expenses and reasonable attorneys’ fees incurred by the successful party (including, without limitation, costs, expenses and fees on any appeal).

e.	Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

f.	Choice of Law. It is the intention of the parties that the internal laws of the State of Washington (irrespective and choice of law principles) shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

g.	Successors in Interest. This Agreement and all of its terms, conditions and covenants are intended to be fully effective and binding, to the extent permitted by law, on the heirs, executors, administrators, successors and permitted assigns of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

BANK	COLUMBIA BANKING SYSTEM, INC., a Washington corporation

By

Print name: _________________________________________

Title: ______________________________________________

GRANTEE

Address:

Social Security No. ___________________________________

ACKNOWLEDGEMENT

GRANTEE HEREBY ACKNOWLEDGES THAT HE HAS RECEIVED A COPY OF THE PLAN.

Print Name:_________________________________

CONSENT OF SPOUSE AND CERTIFICATION OF MARITAL STATUE

CONSENT OF SPOUSE

This Consent of Spouse relates to a grant by Columbia Banking System, Inc. of Options to acquire shares of its common stock to                                      under the Amended and Restated Stock Option and Equity Compensation Plan of Columbia Banking System, Inc. and a related Stock Option Agreement. The foregoing plan and agreement are sometimes referred to herein as the “Documents.” By his/her signature below, the undersigned acknowledges that he/she:

1	is the spouse of the grantee of such shares;

2.	has read the Documents and is familiar with the terms and conditions of the same; and

3.	agrees to be bound by all the terms and conditions of the Documents.

Dated:

Print Name:_________________________________

CERTIFICATION OF MARITAL STATUS

I hereby certify that I am not married.

Print Name:_________________________________